Exhibit 99

6985 Miller Road Warren, MI 48092 www.AssetAcceptance.com

Contacts:
Tim Hanson or Jeff Lambert

Lambert, Edwards & Associates, Inc.

616-233-0500 / aacc@lambert-edwards.com

Announces Record Third Quarter 2004 Results

Highlighted by record revenues and strong cash collections

Warren, Mich., Oct. 28, 2004 — Asset Acceptance Capital Corp. (NASDAQ: AACC), a leading purchaser and collector of charged-off consumer debt, today announced results for the third quarter ended September 30, 2004, highlighted by a 29.8 percent increase in total revenues and a 37.4 percent increase in cash collections.

Revenues for the third quarter of 2004 were $56.0 million, a 29.8 percent increase compared to the $43.1 million reported for the third quarter of 2003. The Company reported net income of $12.8 million for the third quarter of 2004, or $0.34 per diluted share, compared to net income of $10.1 million, or $0.35 per diluted share for the third quarter of 2003.

Net income for the quarter was up 60.8 percent to $12.8 million compared to pro forma net income of $7.9 million for the third quarter of 2003. Net income for the third quarter of 2004 is calculated on a consistent basis with pro forma income for the same quarter of 2003. Pro forma income in 2003 includes income tax expense assuming all the Company’s subsidiaries had been 100 percent owned and the Company was a C corporation during that period. Fully diluted earnings per share was $0.34 in the third quarter of 2004 compared to pro forma fully diluted earnings per share of $0.28 in the same quarter of 2003. Cash collections for the quarter increased 37.4 percent to $66.8 million.

The Company said its results before February 4, 2004 include its operations prior to its reorganization into Asset Acceptance Capital Corp.

“During the third quarter, we posted our third consecutive quarter of record revenues as a public company coupled with strong cash collections, while continuing to keep an eye on ways to improve employee effectiveness and collection strategies,” said Brad Bradley, President and CEO of Asset Acceptance Capital Corp.

Mark Redman, Vice President of Finance and CFO of Asset Acceptance Capital Corp. added: “For the third consecutive quarter, we continued to lower our operating expenses as a percentage of cash collections when compared to the same period in the prior year, reflecting our dedication to increasing efficiencies, improving collector productivity and our focus on expanding operating

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 2 ~

margins. For the third quarter, operating expenses were 53.0 percent of cash collections, versus 59.1 percent for the same period last year.”

Third Quarter 2004 Highlights

•	Revenues in the quarter were $56.0 million compared to $43.1 million in the third quarter of 2003, an increase of 29.8 percent.

•	Cash collections rose to $66.8 million, an increase of 37.4 percent from $48.6 million for the same period last year.

•	Net income rose to $12.8 million for the third quarter of 2004, or $0.34 per diluted share, compared to net income of $10.1 million, or $0.35 per diluted share for the third quarter of 2003. Pro forma earnings per share was $0.28 for the third quarter of 2003.

•	Total operating expenses for the third quarter of 2004 were $35.4 million, or 53.0 percent of cash collections. This compares with operating expenses of 59.1 percent of cash collections during the same period last year.

•	Traditional call center collections for the third quarter were $36.6 million, or 54.8 percent of total cash collections, up 30.6 percent from the same period last year.

•	Legal collections for the third quarter were $21.6 million, or 32.4 percent of total cash collections, up 40.5 percent from the same period last year.

•	Other collections, including forwarding, bankruptcy and probate collections, accounted for the remaining 12.8 percent of cash collections.

“While the consumer debt portfolio market remains very active, it continues to be price competitive in most areas. We will continue to be disciplined in purchasing consumer debt portfolios, while staying opportunistic in seeking out both traditional and non-traditional acquisitions to help fuel our future growth,” said Bradley. “We have faced rising price cycles, such as we are currently experiencing, during our 40-plus years in this business, and we have the discipline and experience to remain a leader in the debt purchasing industry.”

For the third quarter of 2004, Asset Acceptance invested $16.1 million in consumer debt portfolios, with a face value of $642.1 million, for a blended rate of 2.50 percent of face value. This compares to the third quarter of 2003, when the Company invested $25.8 million in consumer debt portfolios, with a face value of $1.3 billion, for a blended rate of 2.06 percent of face value. For the first three quarters, the Company has acquired $3.2 billion in face value of charged-off consumer receivables at a total cost of $62.0 million for blended rate of 1.95 percent. The Company said all purchase data is adjusted for buybacks.

“We have consistently maintained that purchasing activity can be relatively uneven quarter-over-quarter, as demonstrated by our third quarter purchasing activity versus the second quarter of 2004,” said Bradley. “Rather than assessing one particular quarter, we gauge our purchasing

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 3 ~

activity on a longer-term basis—an approach that we believe is key to our successful track record.”

Bradley concluded: “We had another strong quarter of revenue growth and cash collections, while controlling our expenses and increasing employee productivity. With a broad range of over 16 million traditional and non-traditional accounts under management, and our ongoing efforts to close the right deals at the right prices, I have confidence in our future growth prospects.”

Asset Acceptance said that it is currently collecting on purchases made from credit card issuers, retailers, finance companies, utilities, healthcare providers and other credit originators.

Nine Months Ending September 30, 2004 Summary
 Revenues for the nine months ended September 30, 2004 were $157.3 million, a 35.7 percent increase compared to the $115.9 million for the same period last year. Cash collections for the first nine months increased 38.8 percent to $199.6 million, versus $143.8 million in the first nine months of 2003. Asset Acceptance Capital Corp. incurred a net loss for the nine months ended September 30, 2004 of $11.8 million primarily due to previously announced one-time charges during the first quarter for the vesting of share appreciation rights and related payroll taxes totaling $45.7 million and a deferred income tax charge of $19.3 million that was incurred upon the initial public offering of the Company and the reorganization in anticipation of that event, respectively.

The Company provided the following reconciliation of reported GAAP net income (loss) to adjusted net income for the nine months ended September 30, 2004 and 2003. Operating expenses in the nine months ended September 30, 2004 were adjusted to exclude the one-time compensation and related payroll tax charges. Additionally, income taxes were adjusted to assume the Company had always been a C corporation and its subsidiaries were all 100 percent owned. Adjusted income taxes in this reconciliation are computed based upon an estimated effective income tax rate of approximately 37.2 percent of the adjusted net income before adjusted income taxes.

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 4 ~

(In thousands except earnings per share amounts)	Nine months ended
	September 30,
	2004	2003
GAAP net income (loss)	$(11,820)	$26,604
Add income tax expense	22,182	6,831

Income before income taxes	10,362	33,435
Add one-time compensation and related payroll tax charge	45,673	—

Adjusted income before adjusted income taxes	56,035	33,435
Less adjusted income taxes	20,845	12,471

Adjusted net income	$35,190	$20,964

Weighted average number of shares outstanding:
Basic	36,104	28,448
Diluted	36,111	28,448
Earnings (loss) per common share outstanding
Basic	$(0.33)	$0.94
Diluted	$(0.33)	$0.94
Adjusted weighted average number of shares outstanding:
Basic	36,104	28,448
Diluted	36,111	28,448
Adjusted earnings per common share outstanding
Basic	$0.97	$0.74
Diluted	$0.97	$0.74

Third Quarter 2004 Conference Call
 Asset Acceptance Capital Corp. will host a conference call at 10 a.m. Eastern today to discuss these results and current business trends. To listen to a live web cast of the call, please go to the investor section of the Company’s web site at www.assetacceptance.com. A replay of the call will be available on the Company’s website until Friday, October 28, 2005.

About Asset Acceptance Capital Corp.
 For more than 40 years, Asset Acceptance has provided credit originators, such as credit card issuers, consumer finance companies, retail merchants, utilities and others an efficient alternative in recovering defaulted consumer debt. For more information, please visit www.assetacceptance.com.

Asset Acceptance Capital Corp. Safe Harbor Statement
 This press release contains certain statements, including the Company’s plans and expectations regarding its operating strategies, charged-off receivables and costs, which are forward-looking statements and are made pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company’s views, at the time such statements were made, with respect to the Company’s future plans, objectives, events, portfolio purchases and pricing, collections and financial results such as revenues, expenses, income, earnings per share, capital expenditures, operating margins, financial position, expected results of operations and other financial items.

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 5 ~

In addition, words such as “estimates,” “expects,” “intends,” “should,” “could,” “will,” variations of such words and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Risk Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. There are a number of factors, many of which are beyond the Company’s control, which could cause actual results and outcomes to differ materially from those described in the forward-looking statements. Risk Factors include, among others: ability to purchase charged-off consumer receivables at appropriate prices, ability to continue to acquire charged-off receivables in sufficient amounts to operate efficiently and profitably, employee turnover, ability to compete in the marketplace, acquiring charged-off receivables in industries that the Company has little or no experience, integration and operations of newly acquired businesses, and additional factors discussed in the Company’s periodic reports filed with the Securities and Exchange Commission on Form 10-K and 10-Q and exhibits thereto. Other Risk Factors exist, and new Risk Factors emerge from time to time that may cause actual results to differ materially from those contained in any forward- looking statements. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. Furthermore, the Company expressly disclaims any obligation to update, amend or clarify forward-looking statements. In addition to the foregoing, several Risk Factors are discussed in the Company’s most recently filed Annual Report on Form 10-K and other SEC filings, in each case under the section titled “Forward Looking Statements” and those discussions regarding risk factors as well as the discussion of forward looking statements in such sections are incorporated herein by reference.

###

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 6 ~

Supplemental Financial Data
(Unaudited, Dollars in Millions, except collections per collector)

	Q3 '04	Q2 '04	Q1 '04	Q4 '03	Q3 '03	Q2 '03	Q1 '03
Total revenues	$56.0	$51.5	$49.7	$44.3	$43.1	$38.0	$34.8
Cash collections	$66.8	$67.6	$65.2	$54.0	$48.6	$51.2	$44.0
Operating expenses to cash collections (Excl. one-time charges in Q1 ‘04, see Note 1)	53.0%	48.5%	48.3%	52.0%	59.1%	50.0%	52.2%
Traditional call center collections	$36.6	$38.5	$41.0	$31.3	$28.0	$31.8	$29.1
Legal collections	$21.6	$21.4	$17.2	$16.6	$15.4	$14.0	$10.4
Other collections	$8.6	$7.7	$7.0	$6.1	$5.2	$5.4	$4.5
Amortization rate	16.4%	24.0%	23.9%	18.2%	11.5%	26.1%	21.4%
Collections on fully amortized portfolios	$8.6	$7.4	$5.2	$3.2	$3.3	$3.2	$1.9
Investment in purchased receivables (Note 2)	$16.1	$33.7	$12.2	$24.2	$25.8	$14.5	$23.1
Face value of purchased receivables (Note 2)	$642.1	$2,035.2	$504.2	$1,435.2	$1,253.3	$551.3	$897.6
Average cost of purchased receivables (Note 2)	2.50%	1.66%	2.42%	1.69%	2.06%	2.64%	2.57%
Number of purchased receivable portfolios	29	36	17	20	21	17	18
Collections per collector FTE	$40,224	$42,013	$47,476	$36,268	$33,077	$39,541	$42,316
Average collector FTE’s	910	917	864	863	847	803	688

Note 1. Including the one-time compensation and related payroll tax charges of $45.7 million due to the vesting for share appreciation rights which occurred upon the initial public offering of the Company, operating expenses were 118.3% of cash collections during the first quarter of 2004.

Note 2. All purchase data is adjusted for buybacks.

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 7 ~

Asset Acceptance Capital Corp.
Consolidated Statements of Income
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(in thousands, except per-share data)	2004	2003	2004	2003

Revenues
Purchased receivable revenues	$55,871	$43,021	$156,810	$115,452
Finance contract revenues	128	122	443	438

Total revenues	55,999	43,143	157,253	115,890

Expenses
Salaries and benefits	16,241	12,847	94,124	37,229
Collections expense	15,672	13,437	40,751	32,703
Occupancy	1,510	1,129	4,328	3,096
Administrative	1,343	685	3,984	2,423
Depreciation	669	653	2,133	1,890
Loss (gain) on disposal of equipment	(1)	—	42	3

Total operating expense	35,434	28,751	145,362	77,344

Income from operations	20,565	14,392	11,891	38,546
Net interest expense	224	1,876	1,554	5,466
Other income	—	(174)	(25)	(355)

Income before income taxes	20,341	12,690	10,362	33,435
Income taxes	7,580	2,614	22,182	6,831

Net income (loss)	$12,761	$10,076	$(11,820)	$26,604

Pro forma income tax expense		$4,753	$3,855	$12,471

Pro forma net income		$7,937	$6,507	$20,964

Weighted average number of shares :
Basic	37,225	28,448	36,104	28,448
Diluted	37,231	28,448	36,111	28,448
Earnings (loss) per common share outstanding:
Basic	$0.34	$0.35	$(0.33)	$0.94
Diluted	$0.34	$0.35	$(0.33)	$0.94
Pro forma earnings per common share outstanding:
Basic		$0.28	$0.18	$0.74
Diluted		$0.28	$0.18	$0.74

Asset Acceptance Capital Corp. Announces Record Second Quarter Results
Page 8 ~

Asset Acceptance Capital Corp.
Consolidated Statements of Financial Position
(Unaudited)

(in thousands)	September 30, 2004	December 31, 2003

ASSETS
Cash	$11,520	$5,499
Purchased receivables	200,854	183,720
Finance contract receivables, net	699	642
Property and equipment, net	7,348	7,970
Goodwill	6,340	6,340
Other assets	3,663	2,939

Total assets	$230,424	$207,110

Liabilities:
Line of credit	$—	$72,950
Notes payable — related party	—	39,560
Deferred tax liability	34,075	11,906
Accounts payable and other liabilities	11,572	8,093
Capital lease obligations	262	218

Total liabilities	45,909	132,727

Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized; Issued and outstanding shares — 37,225,275 at September 30, 2004 and 28,448,449 at December 31, 2003	372	284
Additional paid in capital	159,250	36,385
Retained earnings	24,893	37,714

Total equity	184,515	74,383

Total liabilities and equity	$230,424	$207,110